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News Release
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FOR RELEASE WEDNESDAY, FEBRUARY 14, 2001

               AT&T Updates Plans for AT&T Wireless Exchange Offer

         New York, NY -- As AT&T moves forward with plans to split off its Wireless unit, the company is arranging AT&T Wireless initial financing and today updated plans for the exchange offer of AT&T Wireless tracking stock for AT&T common stock.

         AT&T has previously stated that following the exchange offer and receipt of a favorable IRS letter ruling, it plans to distribute its interest in AT&T Wireless to AT&T common shareholders. However, to further reduce its debt, AT&T said today that, subject to a favorable tax ruling, it plans to retain up to $3 billion of AT&T Wireless stock for disposition after the date of the split off. The company said it would provide further details as they become available, and noted that this would not delay the timing of the Wireless split off.

         AT&T confirmed the only outstanding approval requirement for the AT&T Wireless split off is the IRS ruling. Because the Wireless split off is being accomplished by a separate distribution to AT&T shareholders, no shareholder vote or approval is required for redemption of the tracking stock or for the split off. The redemption and the split off are not linked to or conditioned on completion of the company's other restructuring activities. AT&T noted that it expects to obtain shareholder approval of certain other aspects of its restructuring plans at a special shareholder's meeting later this summer.

         The company also said its exchange offer will be delayed about a month and is now expected to begin in early April. This will allow the company to fully comply with Securities and Exchange Commission (SEC) registration rules.

         AT&T said that the delay in its exchange offer was due to an undetected electronic file transfer error that omitted a financial section in a March 2000 SEC filing. All omitted financial information had been included in AT&T's 1999 annual report mailed to shareowners, a prior SEC filing and AT&T's investor website. However, SEC rules do not permit registered offerings to incorporate information from other SEC filings unless all filings have been complete for 12 months.

         To avoid the significant time and expense of printing and mailing a much larger document that would include earlier filings, AT&T decided to begin the exchange offer in April when it could incorporate information from other filings.

          The company said it does not expect the new timing for the exchange offer to have any impact on the timing of its other restructuring activities.

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